Exhibit 99.1

Newfield Hosts Investor Day September 9, 2008

FOR IMMEDIATE RELEASE

HOUSTON, September 9, 2008 -- (NYSE: NFX) Newfield Exploration Company will today host its analyst/investor meeting. A webcast of the meeting will begin at 8:30 a.m. EDT and can be accessed over the Internet, along with the accompanying slides, at www.newfield.com.

In conjunction with the meeting, Newfield raised the mid-point of its full-year 2008 production guidance by 4 Bcfe to 238-242 Bcfe (previous guidance was 232-239 Bcfe). The mid-point would be a 26% increase over 2007 volumes (pro-forma for asset sales and acquisitions). This is the third time this year that the Company has increased its production expectations. The new guidance reflects up to 1 Bcfe of deferred production from the deepwater Gulf of Mexico related to hurricanes. Newfield also said that it expects to produce 260-272 Bcfe in 2009, representing an increase of 8 – 13% over the mid-point of 2008’s expected volumes.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information regarding expected ranges of 2008 and 2009 production. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and severe weather conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

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